Immunic Presented Key Vidofludimus Calcium Data at the 41st Congress of ECTRIMS, Highlighting Its Potential in Multiple Sclerosis

– Vidofludimus Calcium Demonstrated Statistically Significant 24-Week Confirmed Disability Improvement in Phase 2 CALLIPER Trial in Progressive Multiple Sclerosis, With Over Two-Fold Probability Over Placebo in the Overall Study Population and Consistent Effects Across Subtypes –

– CALLIPER Data Showed Positive and Consistent Signals for Slowing Disability Progression Across Disability Endpoints, Patient Populations and Subgroups Without Evidence of Focal Inflammation, Reinforcing the Drug’s Neuroprotective Potential and Promise to Slow Disease Progression –

– CALLIPER Data Supports Nurr1 Activation as New Mechanism to Prevent Neurodegeneration in Multiple Sclerosis –

– Long-Term Data From Phase 2 EMPhASIS Trial in Relapsing-Remitting Multiple Sclerosis Showed High Rates of Patients Remaining Free of 12- and 24-Week Confirmed Disability Worsening as well as Low Discontinuation Rates and Favorable Long-Term Safety and Tolerability –

NEW YORK, September 25, 2025 – Immunic, Inc. (Nasdaq: IMUX), a biotechnology company developing a clinical pipeline of orally administered, small molecule therapies for chronic inflammatory and autoimmune diseases, today announced the presentation of key data in an oral and four poster presentations, including one late-breaking poster, at the 41st Congress of the European Committee for Treatment and Research in Multiple Sclerosis (ECTRIMS), being held September 24-26, 2025 in Barcelona, Spain. The data highlight Immunic’s orally available lead asset, nuclear receptor-related 1 (Nurr1) activator, vidofludimus calcium’s (IMU-838) therapeutic potential in multiple sclerosis (MS). The presentation and all posters are accessible on the "Events and Presentations" section of Immunic's website at: https://ir.imux.com/events-and-presentations.

“Having such a broad presence at the prestigious ECTRIMS Congress is a major achievement for Immunic and underscores both the strength of our clinical and preclinical data and the potential of vidofludimus calcium to transform the oral MS therapy landscape,” stated Daniel Vitt, Ph.D., Chief Executive Officer of Immunic. “We were especially honored to showcase, in an oral presentation, the positive efficacy and safety data from our phase 2 CALLIPER trial in progressive multiple sclerosis (PMS), offering much needed hope for this high unmet medical need patient population.”

Dr. Vitt continued, “The CALLIPER results, also selected for the Best of ECTRIMS 2025 slide deck, highlight vidofludimus calcium’s neuroprotective potential and its promise to slow disease progression in patients with or without focal inflammation. Importantly, the consistent 24-week confirmed disability worsening (24wCDW) results across disability endpoints, patient populations and subgroups, including in patients without evidence of baseline inflammatory gadolinium-enhancing (Gd+) lesions during MRI, were seen both in the overall population and in the primary progressive multiple sclerosis (PPMS) and non-active secondary progressive multiple sclerosis (naSPMS) subgroups. Additionally, newly available data regarding 24-week confirmed disability improvement (24wCDI) showed an over two-fold probability for vidofludimus calcium over placebo, statistically significant in the overall PMS population, with consistent trends across the subtypes. The CALLIPER findings support clinically measurable neuroprotective effects of vidofludimus calcium, consistent with its Nurr1 activation mechanism. We believe that, since 24wCDW is an accepted regulatory endpoint to demonstrate clinical benefit in PMS, this evidence of clinical activity merits further investigation and de-risks a potential phase 3 program.”

“Moreover, additional long-term data from our phase 2 EMPhASIS trial in relapsing-remitting multiple sclerosis (RRMS) has further reinforced the robust efficacy signals and favorable safety and tolerability observed, to date,” concluded Dr. Vitt. “Importantly, our fully enrolled twin phase 3 ENSURE trials in relapsing multiple sclerosis (RMS), for which top-line data is expected by the end of 2026, are designed to evaluate multiple endpoints regarding patient disability. With its unique neuroprotective, anti-inflammatory, and anti-viral profile, along with clean safety and tolerability observed in clinical trials to date, we believe vidofludimus calcium has the potential to become a differentiated oral therapy in the multi-billion-dollar MS market.”

Oral Presentation:

▪	Title: Efficacy and Safety of Vidofludimus Calcium, a Novel Nurr1 Activator and Selective DHODH Inhibitor, in Progressive Multiple Sclerosis: Data from the Phase 2 CALLIPER Trial

▪	Presenting Author: Robert J. Fox, M.D., Staff Neurologist, Mellen Center for Multiple Sclerosis, Vice-Chair for Research, Neurological Institute, Cleveland Clinic, Cleveland, Ohio and Coordinating Investigator of the CALLIPER trial

▪	Abstract Number: ECTRIMS25-1404

▪	Presentation ID: O024

▪	Selected for the ‘Best of ECTRIMS 2025’ slide deck

In the overall PMS population (n=467), treatment with vidofludimus calcium reduced the risk of 24wCDW, as assessed by the Expanded Disability Status Scale (EDSS), by 23.8% versus placebo (hazard ratio (HR) 0.762). Among patients without Gd+ lesions at baseline, vidofludimus calcium reduced the risk of 24wCDW by 33.7% overall (HR 0.663). The increase in mean EDSS in the overall PMS population was reduced statistically significant (p<0.05) at 60, 72, 84, 96 and 108 weeks with p<0.01 at 120 weeks. The time to 24wCDI for the overall PMS population demonstrated a statistically significant hazard ratio compared to placebo (n=467, HR 2.441, p=0.034). Further analyses by disease subtype showed that vidofludimus calcium was associated with 24wCDI in the PPMS study population (n=152) compared to placebo (HR 2.823), and in the naSPMS study population (n=268) compared to placebo (HR 1.813).

“In the phase 2 CALLIPER trial of vidofludimus calcium in progressive multiple sclerosis patients, we observed consistent trends suggesting a reduction in disability progression across multiple outcomes, patient populations, and subgroups, including those without gadolinium-enhancing lesions at baseline,” stated Dr. Fox. “These findings support the hypothesis that Nurr1 activation may represent a novel mechanism to prevent neurodegeneration in MS. Further, vidofludimus calcium demonstrated a favorable safety and tolerability profile, with similar rates of adverse event rates compared to placebo and no new safety signals at the 45 mg once-daily dose. Overall, the CALLIPER trial data support advancing vidofludimus calcium into phase 3 studies for PMS.”

Late Breaking Poster Presentation:

▪	Title: Efficacy and Safety of Vidofludimus Calcium, a Novel Nurr1 Activator and DHODH Inhibitor, in Primary Progressive Multiple Sclerosis (PPMS): Subpopulation Data from the Phase 2 CALLIPER Trial

▪	Presenting Author: Robert J. Fox, M.D., Staff Neurologist, Mellen Center for Multiple Sclerosis, Vice-Chair for Research, Neurological Institute, Cleveland Clinic, Cleveland, Ohio and Coordinating Investigator of the CALLIPER trial

▪	Abstract Number: IMS25-LBA-317

▪	Poster Number: P417

In the PPMS subpopulation of the CALLIPER trial, vidofludimus calcium demonstrated trends toward reducing disability progression. Results for 24wCDW based on EDSS showed hazard ratios of 0.687 for the overall PPMS population and 0.656 for the subpopulation of patients without baseline Gd+ lesions. These findings support the potential neuroprotective effects of vidofludimus calcium, likely through Nurr1 activation, and merit further investigation in phase 3 trials.

Poster Presentations:

▪	Title: 144-Week Analysis of the Confirmed Disability Worsening Events in the Open-Label Treatment Extension of the Phase 2 EMPhASIS Study of Vidofludimus Calcium in Patients with Relapsing-Remitting Multiple Sclerosis

▪	Presenting Author: Andreas Muehler, M.D., M.B.A., Chief Medical Officer of Immunic

▪	Abstract Number: ECTRIMS25-1587

▪	Poster Number: P814

At week 144 of the phase 2 EMPhASIS open-label extension (OLE) period, 92.3% of patients remained free of 12wCDW and 92.7% remained free of 24wCDW. At 12-weeks following the trigger event, up to week 144, a total of 29 CDW events were confirmed, of which 44.8% were associated with relapse-associated worsening (RAW) and only 13.8% were defined as progression independent of relapse activity (PIRA). Cumulative data from up to 5.5 years of treatment further reinforced vidofludimus calcium’s favorable long-term safety and tolerability profile, with low discontinuation rates, low rates of adverse events, and no new safety signals identified.

▪	Title: Update on the Assessment of Long-Term Safety and Tolerability of Vidofludimus Calcium in Patients with Relapsing-Remitting Multiple Sclerosis in the Open-Label Extension Period of the Phase 2 EMPhASIS Trial

▪	Presenting Author: Robert J. Fox, M.D., Staff Neurologist, Mellen Center for Multiple Sclerosis, Vice-Chair for Research, Neurological Institute, Cleveland Clinic, Cleveland, Ohio and Coordinating Investigator of the EMPhASIS trial

▪	Abstract Number: ECTRIMS25-191

▪	Poster Number: P834

Long-term data from the phase 2 EMPhASIS OLE period demonstrated that vidofludimus calcium was well-tolerated in patients with RRMS for treatment durations of up to 5.5 years. Among 182 patients remaining on therapy as of January 14, 2025, cumulative exposure totaled approximately 952 treatment years, with an annualized discontinuation rate of only approximately 6.4%. The most common treatment-emergent adverse events were mild, with low rates of renal and liver-related events and no new safety signals observed. Serious adverse events were infrequent and none were deemed related to treatment. These results suggest a favorable long-term safety and tolerability profile for vidofludimus calcium in RRMS.

▪	Title: Potential Neuroprotective Activity by Vidofludimus Calcium in In Vivo Models of Multiple Sclerosis

▪	Presenting Author: Evelyn Peelen, Ph.D., Head of Research at Immunic

▪	Abstract Number: ECTRIMS25-1142

▪	Poster Number: P167

In a preclinical mouse model of multiple sclerosis (experimental autoimmune encephalomyelitis, EAE), both prophylactic and therapeutic treatment with vidofludimus calcium effectively attenuated disease severity. Treatment reduced T cell infiltration into the central nervous system (CNS), including decreased number of pathogenic T helper cells producing interleukin-17A (IL-17A), granulocyte-macrophage colony-stimulating factor (GM-CSF), and interferon gamma (IFNγ). Prophylactic dosing also increased expression of Nurr1 target genes in the CNS, elevated plasma brain-derived neurotrophic factor (BDNF) levels, and reduced plasma neurofilament light chain (NfL) levels. In a small EAE pilot study, vidofludimus calcium reduced expression of the microglial activation marker Iba-1 and the neuronal injury marker APP, while increasing expression of the myelin marker MBP. These findings support vidofludimus calcium’s potential Nurr1-mediated neuroprotective activity.

About Vidofludimus Calcium (IMU-838)

Vidofludimus calcium is an orally administered investigational small molecule drug being developed for chronic inflammatory and autoimmune diseases, currently in late-stage clinical trials for multiple sclerosis (MS). Uniquely, vidofludimus calcium’s first-in-class, dual mode of action combines neuroprotective, anti-inflammatory and anti-viral effects to target the complex pathophysiology of MS. As a selective immune modulator, it activates the neuroprotective transcription factor, nuclear receptor-related 1 (Nurr1), which provides direct and indirect neuroprotective effects. Additionally, vidofludimus calcium achieves anti-inflammatory and anti-viral effects through highly selective inhibition of the enzyme dihydroorotate dehydrogenase (DHODH). Vidofludimus calcium is currently being evaluated in phase 3 clinical trials for the treatment of relapsing MS. In a phase 2 clinical trial, it has shown therapeutic activity in relapsing-remitting MS patients, significantly reducing brain lesions and demonstrating encouraging results in reducing confirmed disability worsening. Additionally, vidofludimus calcium has demonstrated clinical benefits in progressive MS patients by showing substantial reductions in confirmed disability worsening and thalamic brain volume in a phase 2 clinical trial. To date, vidofludimus calcium has been exposed to approximately 2,700 individuals and has shown an attractive pharmacokinetic, safety and tolerability profile. Vidofludimus calcium is not yet licensed or approved in any country.

About Immunic, Inc.

Immunic, Inc. (Nasdaq: IMUX) is a biotechnology company developing a clinical pipeline of orally administered, small molecule therapies for chronic inflammatory and autoimmune diseases. The company's lead development program, vidofludimus calcium (IMU-838), is currently in phase 3 clinical trials for the treatment of relapsing multiple sclerosis, for which top-line data is expected to be available by the end of 2026. It has already shown therapeutic activity in phase 2 clinical trials in patients suffering from relapsing-remitting multiple sclerosis and progressive multiple sclerosis. Vidofludimus calcium combines neuroprotective effects, through its mechanism as a first-in-class nuclear receptor related 1 (Nurr1) activator, with additional anti-inflammatory and anti-viral effects, by selectively inhibiting the enzyme dihydroorotate dehydrogenase (DHODH). IMU-856, which targets the protein Sirtuin 6 (SIRT6), is intended to restore intestinal barrier function and regenerate bowel epithelium, which could potentially be applicable in numerous gastrointestinal diseases, such as celiac disease as well as inflammatory bowel disease, Graft-versus-Host-Disease and weight management. IMU-381, which currently is in preclinical testing, is a next generation molecule being developed to specifically address the needs of gastrointestinal diseases. For further information, please visit: www.imux.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, sufficiency of cash and cash runway, expected timing, development and results of clinical trials, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to Immunic’s development programs and the targeted diseases; the potential for vidofludimus calcium to safely and effectively target diseases; preclinical and clinical data for vidofludimus calcium; the timing of current and future clinical trials and anticipated clinical milestones; the nature, strategy and focus of the company and further updates with respect thereto; and the development and commercial potential of any product candidates of the company. Immunic may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve substantial risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, increasing inflation, tariffs and macroeconomics trends, impacts of the Ukraine – Russia conflict and the conflict in the Middle East on planned and ongoing clinical trials, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient financial and other resources to meet business objectives and operational requirements, the fact that the results of earlier preclinical studies and clinical trials may not be predictive of future clinical trial results, any changes to the size of the target markets for the Company’s products or product candidates, the protection and market exclusivity provided by Immunic’s intellectual property, risks related to the drug development and the regulatory approval process and the impact of competitive products and technological changes. A further list and descriptions of these risks, uncertainties and other factors can be found in the section captioned “Risk Factors,” in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025, and in the company’s subsequent filings with the SEC. Copies of these filings are available online at www.sec.gov or ir.imux.com/sec-filings. Any forward-looking statement made in this release speaks only as of the date of this release. Immunic disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. Immunic expressly disclaims all liability in respect to actions taken or not taken based on any or all of the contents of this press release.

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